Exhibit 99.1

Contacts: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis

(831) 761-4229

WEST MARINE REPORTS THIRD QUARTER 2007 RESULTS

AND UPDATED 2007 GUIDANCE

WATSONVILLE, CA, October 25, 2007 - West Marine, Inc. (Nasdaq: WMAR) today released preliminary unaudited operating results for the third quarter of 2007. Net income increased by 81% to $5.3 million, or $0.24 per share, for the thirteen weeks ended September 29, 2007 compared to net income of $2.9 million, or $0.14 per share, for the same period last year. Net income for the third quarter last year included a $1.5 million pre-tax, or $0.04 per share after-tax, charge for store closure costs. Comparable store sales increased 0.3% for the thirteen weeks ended September 29, 2007. Net sales were $187.5 million, a decrease of 4.1% from net sales of $195.6 million for the same period a year ago. West Marine operated 372 stores during the third quarter of 2007, compared to 402 stores during the third quarter of 2006.

Net income for the thirty-nine weeks ended September 29, 2007 was $14.1 million, or $0.64 per share, compared to net income of $5.2 million, or $0.24 per share, for the same period last year, which included a $5.1 million pre-tax, or $0.15 per share after-tax, charge for store closure costs. Comparable store sales decreased 1.7% for the thirty-nine weeks ended September 29, 2007. Net sales were $561.4 million, a decrease of 5.3% from net sales of $592.8 million for the same period a year ago.

Peter Harris, West Marine’s chief executive officer, stated, “Despite continuing challenges arising from lower boat usage and boating market softness, the company has reported earnings progress year over year. This growth reflects the results of continuing improvements in store merchandise assortments, store teams focused on customer service and steps to reduce costs. Results also reflect a previously discussed change in the timing of compensation-related expense accruals which have a favorable impact on the quarter and year to date comparisons with last year until the fourth quarter. Sales results vary dramatically by geographic area and channel as we observe the impact of promotions, local economic conditions, seasonality and changing customer needs and wants.”

West Marine also announced today that it is revising its full year 2007 earnings guidance downward to be in the range of $0.14 to $0.18 per share compared to $0.12 for full year 2006, excluding 2006 store closings and other restructuring costs, the impact of which was a negative $0.46 last year. The previously issued 2007 guidance range was $0.24 to $0.34 per share. For the year, comparable store sales guidance is narrowed to a decrease of between 1.5% and 2.0%. Previous guidance reflected a decrease of between 1.5% and 2.5%. Sales in the direct channel are anticipated to be lower than previously forecasted, yielding total company sales of approximately $681 million to $684 million as compared to previous guidance of $683 million to $688 million. In addition to lower sales, the guidance reduction also reflects a reduction in gross profit margins, and higher than anticipated expenses.

In further explaining the lower guidance, Harris said, “We continue to invest with gross margin in promotions, inventory freshness and pricing to maintain our strong and improving long term market position. Port Supply store sales remain strong and are at a lower margin than sales directly to boaters in the retail channel.

“While having implemented the aggressive and successful expense reduction activity of the last year, expenses for the year are higher than previously forecasted. Revised guidance includes additional legal and administrative costs related to our earlier restatement of prior years’ earnings. Additionally, the direct channel has experienced higher than planned costs and slowed implementation of anticipated customer facing and infrastructure website improvements. At a higher expense, we are processing more merchandise through our distribution centers to stores as we distribute more lower-priced merchandise to achieve the same sales, and keep store shelves more full for customers.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, October 25, 2007 at 8:30 AM Pacific Time to discuss third quarter 2007 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 18747688. The call leader is Peter Harris, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available October 25, 2007 at 10:00 AM Pacific Time through November 1, 2007 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 18747688.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 372 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, West Marine’s sales and earnings expectations, including facts and assumptions underlying these expectations, and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Factors that may affect our net sales and earnings include risks associated with our expansion strategy and related initiatives, our ability to manage inventory and operating expenses, including legal and administrative costs related to our earlier restatement of prior years’ earnings, and unseasonably cold weather or natural disasters, as well as the other factors set forth in Item 1A of West Marine’s Form 10-K for the fiscal year ended December 30, 2006. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	September 29, 2007	September 30, 2006
ASSETS
Current assets:
Cash	$6,578	$6,940
Trade receivables, net	7,605	7,543
Merchandise inventories	255,085	265,008
Deferred income taxes	5,999	5,276
Other current assets	18,647	20,396

Total current assets	293,914	305,163

Property and equipment, net	70,398	74,592
Goodwill	56,905	56,905
Intangibles	201	239
Other assets	3,615	3,604

Total assets	$425,033	$440,503

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$51,929	$44,987
Accrued expenses	42,920	40,101

Total current liabilities	94,849	85,088

Long-term debt	30,318	63,995
Deferred items and other non-current liabilities	7,709	8,330

Total liabilities	132,876	157,413

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,862,151 shares issued and 21,838,548 shares outstanding at September 29, 2007, and 21,454,666 shares issued and 21,435,510 shares outstanding at September 30, 2006	22	22
Treasury stock	(348)	(282)
Additional paid-in capital	169,752	162,753
Accumulated other comprehensive income (loss)	414	(95)
Retained earnings	122,317	120,692

Total stockholders’ equity	292,157	283,090

Total liabilities and stockholders’ equity	$425,033	$440,503

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except share data)

	13 Weeks Ended
	September 29, 2007		September 30, 2006
Net sales	$187,531	100.0%	$195,605	100.0%
Cost of goods sold	129,929	69.3%	137,150	70.1%

Gross profit	57,602	30.7%	58,455	29.9%
Selling, general and administrative expense	48,006	25.6%	50,982	26.1%
Store closures costs	0	0.0%	1,528	0.8%

Income from operations	9,596	5.1%	5,945	3.0%
Interest expense	515	0.3%	1,211	0.6%

Income before taxes	9,081	4.8%	4,734	2.4%
Income taxes	3,817	2.0%	1,820	0.9%

Net income	$5,264	2.8%	$2,914	1.5%

Net income per common and common equivalent share:
Basic	$0.24		$0.14
Diluted	$0.24		$0.14

Weighted average common and common equivalent shares outstanding:
Basic	21,815		21,420
Diluted	21,959		21,549

	39 Weeks Ended
	September 29, 2007		September 30, 2006
Net sales	$561,353	100.0%	$592,793	100.0%
Cost of goods sold	390,853	69.6%	413,333	69.7%

Gross profit	170,500	30.4%	179,460	30.3%
Selling, general and administrative expense	144,079	25.7%	159,016	26.8%
Store closures costs	0	0.0%	5,060	0.9%

Income from operations	26,421	4.7%	15,384	2.6%
Interest expense	3,211	0.6%	5,280	0.9%

Income before income taxes	23,210	4.1%	10,104	1.7%
Income taxes	9,062	1.6%	4,919	0.8%

Net income	$14,148	2.5%	$5,185	0.9%

Net income per common and common equivalent share:
Basic	$0.65		$0.24
Diluted	$0.64		$0.24

Weighted average common and common equivalent shares outstanding:
Basic	21,725		21,297
Diluted	21,977		21,449

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	September 29, 2007	September 30, 2006
OPERATING ACTIVITIES:
Net income	$14,148	$5,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,848	16,542
Asset impairment charge	0	3,532
Stock-based compensation	1,242	1,646
Tax benefit from stock-based compensation	374	198
Excess tax benefit from stock-based compensation	(389)	(220)
Loss on asset disposals	559	278
Provision for (benefit from) deferred income taxes	1,600	(37)
Provision for doubtful accounts	174	317
Changes in assets and liabilities:
Accounts receivable	(2,066)	(1,735)
Merchandise inventories	(1,068)	12,923
Prepaid expenses and other current assets	4,147	8,980
Other assets	675	(464)
Accounts payable	13,957	7,487
Accrued expenses	1,096	4,552
Deferred items	529	(44)

Net cash provided by operating activities	49,826	59,140

INVESTING ACTIVITIES:
Purchases of property and equipment	(14,793)	(13,125)
Proceeds from sale of property	204	14

Net cash used in investing activities	(14,589)	(13,111)

FINANCING ACTIVITIES:
Net repayments on line of credit	(38,709)	(53,004)
Payment of loan costs	0	(100)
Proceeds from exercise of stock options	2,942	411
Proceeds from Associates Stock Buying Plan	562	607
Excess tax benefit from stock-based compensation	389	220
Treasury shares purchased	(66)	(281)

Net cash used in financing activities	(34,882)	(52,147)

Net increase (decrease) in cash	355	(6,118)

CASH AT BEGINNING OF PERIOD	6,223	13,058

CASH AT END OF PERIOD	$6,578	$6,940